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                                                                   EXHIBIT 10.12


August 23, 1999


Tim Joyce
12 Dover Way
Lake Oswego, OR 97034

Dear Tim,

We are pleased to offer you employment with Fogdog, Inc. (hereinafter "Fogdog") as President, with a start date of August 26th, 1999.

The terms and commitments of your employment with Fogdog are as follows:

1.  You will be employed to work full time and exclusively for the Company.

2.  Salary.  Base salary of $23,333.33 per month, which is equal to $280,000 per
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    year.

3.  Bonus.  You will have the opportunity to earn a bonus in addition to your
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    base salary. Performance targets to earn the bonus are as attached to this agreement. The target for the bonus is 20% of your salary with the opportunity to earn more through performance accelerators. You must be employed by Fogdog at the time the bonus is payable to be eligible to receive the bonus.

4.  Stock Options.  Subject to approval by the Board of Directors of Fogdog, we
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    are pleased to offer you participation within Fogdog's stock option plan at a level of 1,000,000 common ISO shares. Options are vested over four years, with 125,000 options vesting at the end of the first six months and monthly vesting in equal increments of 20,833 options thereafter.

    If, within 30 days from your start date, Nike Inc opens Fogdog up as a retail account for its premium product (including Nike, Air Jordan, and Alpha product lines), you will receive a bonus grant of 125,000 shares, which shall be fully vested at the six month cliff date.

    The exercise price per share will be the fair market value (current value is $.88 per share) of the options as determined by the Board of Directors after your start date.

    In the event of an acquisition (Corporate Transaction) of the company during the first twelve months of employment, twenty-four months' of options, to the extent outstanding at that time but not otherwise fully exercisable, shall automatically accelerate. No such acceleration shall occur if i) the options are assumed by any successor corporation or ii) such acceleration would impact any pooling of interest. In event ii) the accelerated option would be replaced with a cash incentive which preserves the spread existing on the unvested option at the time of the Corporate Transaction (excess of fair market value of such option over the aggregate exercise price payable).

5.  Relocation Package.  Upon the relocation of your family, you are eligible
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    for reimbursement of allowable relocation expenses, as described in the attached Relocation Policy, up to $50,000. Also upon the relocation of your family, we will offer you an additional relocation reimbursement of $30,000, to be used as you see fit for your moving and living expenses. Additionally, we will offer you up to $20,000 to reimburse you for temporary housing for yourself until such time as your family relocates.
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6.   Health Benefits. For the duration of employment, you shall be entitled to
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     participate in the Company's health insurance, life insurance and disability insurance plans to the extent permitted by law, that may from time to time be adopted by the Board.

7.   401(k).  For the duration of employment, you are eligible to participate in
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     Fogdog's 401(k) Savings Plan. The Company reserves the right to amend, modify or terminate this benefit at any time for any reason.

8.   Vacation. You will accrue paid vacation days at a rate of one and one-half
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     (1.5) days per month of employment.

9.   Family & Sick Leave.  You will accrue paid family and sick leave at a rate
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     of one-half day (1/2) per month of employment (18 days per year).

10.  At Will Employment. Your employment with Fogdog is at-will and can be
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     terminated or modified at any time, with or without cause, at the option of either you or Fogdog. This provision may be modified only in writing, signed by the CEO of the company.

     Except as otherwise provided herein, upon the termination of your employment with Fogdog you shall immediately cease to accrue salary, vacation, benefits, vesting of stock options and all other compensation. If employment is terminated for reasons other than cause, you will be entitled to a 6 month severance package (salary and benefits only).

11.  Expense Reimbursement.   Corporate travel and other company-related
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     expenses incurred by you on your personal accounts shall be reimbursed.
     Those expenses plus any travel and company-related expenses incurred on any Fogdog company account are to be approved by your direct supervisor prior to event.

12.  Confidentiality.   For the duration of employment and after any termination
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     of employment, you will keep all Cedro information confidential and proprietary, including but not limited to, new product development, business practices, and corporate initiatives. In any case, Fogdog will, at its sole discretion, provide written authorization to allow you to reveal such information. You may be asked to sign additional confidentiality documentation.

If this offer of employment is acceptable to you, please sign a copy of this letter and return it to me no later than 5:00pm PST, August 25th, 1999.

Best Regards,

/s/ Marcy von Lossberg

Marcy von Lossberg
Chief Financial Officer


I accept your offer of employment as outlined in this letter. I acknowledge receiving a copy of my job duties. I understand that my employment can be terminated at any time, with or without cause.

Signature                                              Date

/s/ Tim Joyce                                          8/25/99
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               Tim Joyce